Shares _______________ מניות

אנקיאנו תרפיוטיקס בע"מ

ANCHIANO THERAPEUTICS LTD.

51-467262-5 .ח.מ

No. ____________ מס'

SHARE CERTIFICATE

תעודת מניה

Authorized Capital: 100,000,000 Ordinary Shares with no par value

ההון הרשום: 100,000,000 מניות רגילות ללא ע.נ.

Authorized Capital: ש"ח

THIS IS TO CERTIFY

זאת לתעודה

that כי

____

is the Registered Holder of ______________________________ הוא הבעל הרשום של

Ordinary Shares מניות רגילות

Inclusive and fully paid in the above named company subject to the Articles of Association of the Company.

ועד בכלל ונפרעות במלואן בחברה הנ"ל בהתאם למסמכי ההתאגדות של החברה.

Given under the Common Seal of the Company.

ניתן ונחתם בחותמת החברה.

On day _____ of ______________ year __________ שנת ________ לחודש _____ ביום

CFO/COO: Secretary: מזכיר: סמנכ"ל כספים/תפעול:

Signature Signature חתימה חתימה